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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Boards of Directors
CSC Holdings, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-4 of CSC Holdings, Inc., of our report dated March 29, 2001, relating to the consolidated financial statements and schedule of CSC Holdings, Inc. and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 combined Annual Report on Form 10-K of CSC Holdings, Inc. and Cablevision Systems Corporation, and to the references to our firm under the headings "Selected Financial Data" and "Experts" in the registration statement.


                                        /s/ KPMG LLP
                                        KPMG LLP

Melville, New York
April 25, 2001